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                                                                 EXHIBIT 10.15.2


                                ADDENDUM NO 2 TO
                    MANUFACTURING AND DISTRIBUTION AGREEMENT

         This is Addendum No 2 to the Manufacturing and Distribution Agreement between Rockford Corporation ("Rockford") and Path Group Inc. ("Path Group") dated June 11, 1998, which was effective on July 1, 1998 and modified by an Addendum effective on July 30, 1999 (as modified by Addendum No 1, the "Agreement").

         The effective date of this Addendum is January 1, 2000. It is effective through the last day of the term of the Agreement.

         1. ROCKFORD'S RELATIONSHIP WITH LIGHTNING AUDIO. Rockford has informed Path that the restrictions in Section 3 of Addendum No 1 are interfering with sales growth of Connecting Punch products because of the lack of co-ordination in sales efforts between the Lightning Audio sales organisation and the Rockford sales organisation. Accordingly, Section 3 of Addendum No 1 is deleted in its entirety. Rockford is authorised to combine the Rockford and Lightning Audio sales organisations, manufacturers' representatives, and distributors in any manner Rockford deems appropriate. The provisions relating to minimum sales of Connecting Punch Products to Best Buy are terminated by this amendment and replaced by the new provisions in Section 2 of this Addendum No. 2.

         2. MINIMUM SALES GOALS AND PAYMENT. Rockford shall use its best efforts throughout the remaining term of the Agreement to cause sales (which shall be defined in this Addendum as "gross shipped sales") of Connecting Punch products to grow at a rate not less than the sales growth rate for all car audio products.

                  (a) Achievement of this goal shall be measured by comparing the growth in worldwide sales of Connecting Punch products to the growth in total car audio industry sales worldwide (including amplifiers, source units, speakers, and accessories). The parties agree that they will estimate car audio sales growth worldwide using the following computation:

                      (1) car audio sales growth for the United States will be based on market data provided by NPD Intelect Market Research; and

                      (2) car audio sales growth for the rest of the world will be assumed to be (a) 23% during the year 2000 (this estimate is (*) of Rockford's projected sales growth for Connecting Punch products for 2000 and is an agreed fixed figure) and (b) the same as the United States sales growth during 2001 based on data provided by NPD Intelect Market Research.

                      Sales growth will be measured on a quarterly basis, comparing sales for the current quarter to sales for the comparable quarter in the prior year. This will result in the following comparisons for the remainder of the Agreement term: (1) 1st through 4th Quarters of 2000 each compared to the same quarter in 1999 and (2) 1st and 2nd Quarters of 2001 each compared to the same quarter in 2000. The required sales of Connecting Punch products will be computed based on:

                     (A) actual Connecting Punch sales in the United States for the comparable quarter of the prior year increased by the United States market growth rate computed using (1) above; plus

                     (B) actual Connecting Punch sales in the rest of the world for the comparable quarter of the prior year increased by the rest of the world market growth rate computed using (2) above.



(*)  Confidential Treatment Requested.
     Confidential material has been redacted and filed separately with the Commission.
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                                                                 EXHIBIT 10.15.2



                      This total will be compared to actual aggregate Connecting Punch sales for the quarter. The only sales goal Rockford must meet is an aggregate and there are not subgoals for US and rest of world sales.

                  (b) If sales of Connecting Punch products fail to equal or exceed the quarterly growth goals then Rockford will pay Path Group a royalty equal to (*) of:

                      (1) The shortfall in current quarter Connecting Punch sales (compared to the base quarter increased by the industry average sales growth through the current quarter); reduced by

                      (2) Sales in excess of the required growth rate for prior quarters.

                      (Example: assume current quarter sales of (*), base quarter sales of (*), combined US and rest of world sales such that the required growth of Connecting Punch sales since the comparable quarter of the prior year is (*), and that all prior quarter's sales exceeded goal by an aggregate of (*). Then the quarter sales goal is (*), and there is a current quarter shortfall of (*). This is partially offset by the (*) prior excess, so a (*) royalty is payable on the (*) shortfall. The royalty due is (*)).

                  (c) If sales of Connecting Punch Products fail to exceed the actual sales of Connecting Punch products for the comparable quarter of the prior year, then Path Group's royalty will increase to (*) for that portion of the shortfall that is less than the comparable quarter's sales. (Example: use the same data as above, but assume that current quarter sales are (*). The current quarter shortfall is (*), offset by the (*) excess for prior quarters, leaving a (*) shortfall subject to royalty. Of this amount, (*) minus the (*) excess for prior quarters, or (*), is less than actual sales for the base quarter. Royalty due is (*) of (*) plus (*) of (*), a total of (*) plus (*) equals (*))

                  (d) The royalty, if any, shall be paid by the 14th day after the later of (1) the end of the quarter or (2) Rockford's receipt of the Intelect data allowing computation of the industry growth rate for the quarter. Rockford confirms that it ordinarily receives the Intelect data within 35-40 days after a quarter ends and agrees that it shall make the royalty payment (if any is due) by the 50th day after the end of the quarter even if it receives the Intelect data later than the 36th day after the end of the quarter. Rockford shall provide, by the same date, a sales report identifying the actual sales of Connecting Punch product and the required sales based on the Intellect data. Rockford will send a facsimile to Path Group confirming the date it received the Intelect data for each quarter.

         3. CONSOLIDATION OF SHIPMENTS. Section 12 of Addendum No 1, restricting consolidation of Rockford and Lightning Audio products, is terminated and Rockford is free to consolidate shipments to the extent it deems necessary.

         4. LIGHTNING AUDIO DISTRIBUTION IN THE UNITED KINGDOM. During the term of the Agreement, Rockford grants to Path Group's affiliate Car Audio Labs ("CAL") a first right of refusal to distribute Lightning Audio products in the United Kingdom. Before offering the Lightning Audio line to any other U.K. distributor during the term of the Agreement, Rockford will give CAL 15 business days notice of the proposed terms on which Rockford will offer the distribution rights for the United Kingdom. Rockford's offer will specify the terms of distribution, including minimum sales, minimum required scope of distribution and other terms. CAL must accept or reject the proposed terms within 15 business days after Rockford gives it notice of the terms. If CAL rejects the terms, then Rockford may offer the distribution rights to any third party but only on the terms offered to CAL or on terms less favorable to the new distributor than those offered CAL.





(*)  Confidential Treatment Requested.
     Confidential material has been redacted and filed separately with the Commission.
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                                                                 EXHIBIT 10.15.2




         5. CONTINUATION OF AGREEMENT. Except as amended in this Addendum No 2, the Agreement continues in full force and effect and both parties retain their rights and obligations under the Agreement.

                                 ROCKFORD CORPORATION



                                 By /s/ James M. Thomson
                                    -----------------------------------
                                     Its CFO
                                        -------------------------------


                                 PATH GROUP INC.



                                 By /s/
                                    -----------------------------------
                                     Its E.V.P.
                                        -------------------------------









(*)  Confidential Treatment Requested.
     Confidential material has been redacted and filed separately with the Commission.